Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 25, 2014 (except for the last paragraph in Note 1 as to which the date is September XX, 2014), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-198355) and related Prospectus of Calithera Biosciences, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Redwood City, California

The forgoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California

September 18, 2014